Exhibit 10.1

FIFTH AMENDMENT TO SECOND AMENDED AND RESTATED
CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated effective as of the 13th day of November, 2020 by and between SSSHT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“SSSHTOP”), H. MICHAEL SCHWARTZ, a California resident (“Individual Borrower”), NOBLE PPS, LLC, a Nevada limited liability company (“Noble”), SMARTSTOP ASSET MANAGEMENT, LLC, a Delaware limited liability company (“SAM”), each with an address at 10 Terrace Road, Ladera Ranch, California 92694 (collectively, “Borrower”) and KEYBANK NATIONAL ASSOCIATION, a national banking association having an address at 225 Franklin Street, 16th Floor, Boston, Massachusetts (“Lender”).

W I T N E S S E T H

WHEREAS, Borrower and Lender are parties to that certain Second Amended and Restated Credit Agreement dated as of February 23, 2018, as amended by that certain First Credit Agreement Supplement and Amendment dated as of the Portland Closing Date, as further amended by that certain Joinder Agreement and Second Amendment to Second Amended and Restated Credit Agreement, each dated as of March 29, 2019, by that certain Third Amendment to Second Amended and Restated Credit Agreement dated as of December 4, 2019 and by that certain Fourth Amendment to Second Amended and Restated Credit Agreement dated as of February 27, 2020 (collectively, the “Original Agreement”, and as amended by this Amendment, the “Credit Agreement”);

WHEREAS, Lender and Borrower have agreed to execute and deliver this Amendment.

NOW, THEREFORE, in consideration of the premises, Borrower hereby agrees with Lender as follows:

1.Defined Terms; Amendments to Credit Agreement.

(a)Unless otherwise defined herein, terms which are defined in the Original Agreement and used herein are so used as so defined, and the following terms shall have the following meanings.

(b)The following definitions are hereby added to Section 1.01 of the Original Credit Agreement in their entirety in the proper alphabetical order:

“Fifth Amendment” means that certain Fifth Amendment to Second Amended and Restated Credit Agreement dated as of the Fifth Amendment Date by and between Borrower and Lender.

“Fifth Amendment Date” means November 13, 2020.

“Fifth Amendment Modification Fee” has the meaning set forth in Section 2.09(h)(ii).

“Fifth Amendment Structuring Fee” has the meaning set forth in Section 2.09(h)(i).

83955353v.3

“Monthly Compliance Certificate” has the meaning set forth in Section 5.01(k).

“Reserve Account” means the blocked account of SSSHTOP with KeyBank National Association (as depository bank) ending in account number 1852.

“Reserve Account DARCA” means that certain Depository Agreement for Restricted Collateral Account (Reserve Account) dated as of the Fifth Amendment Date by and among SSSHTOP, KeyBank National Association (as depository bank) and Lender, as may be amended from time to time.

“Reserve Account Pledge Agreement” means that certain Pledge and Security Agreement (Cash Collateral - Reserve Account) dated as of the Fifth Amendment Date by and among SSSHTOP and Lender, as may be amended from time to time.

“Reserve Account Minimum Balance” means, at any time an amount equal to the Reserve Amount multiplied by two (2), as set forth in the most recent Monthly Compliance Certificate delivered pursuant to Section 5.01(k).

“Reserve Amount” means, at any time, an amount equal to the interest due on the immediately succeeding Interest Payment Date (calculated using the highest of the Adjusted LIBOR Rate, Daily LIBOR Rate and/or Adjusted Base Rate, as applicable, which is accruing on all or any of the Loans as of the date of determination).

“Reserve Account Initial Balance” has the meaning set forth in the Fifth Amendment.

“Ticking Fee” has the meaning set forth in Section 2.09(i).

(c)The following definitions set forth in the Original Agreement are hereby amended and restated in their entirety to read as follows:

“EBITDA” means an amount derived from (a) net income, plus (b) to the extent included in the determination of net income, depreciation, amortization, interest expense and income taxes, plus (c) property acquisition fees and expenses, plus (d) self-administration and listing fees, plus (e) asset management fees, plus (f) to the extent deducted in the calculation of net income, dividends paid or payable with respect to the applicable period of calculation on any SSSHTOP preferred equity, plus or minus (g) to the extent included in the determination of net income, any gains or losses from sales of assets, any extraordinary losses or gains resulting from sales or payment of Indebtedness, the effect of any straight-line rents or in-place lease valuation amortization, amortization of debt premium or discount, in each case, as determined on a consolidated basis in accordance with GAAP, and including (without duplication) the Equity Percentage of EBITDA for SSSHT’s Unconsolidated Affiliates, plus or minus (h) non-recurring income or expense items or extraordinary gains or losses, subject to the reasonable approval of Lender, plus (i) the Equity Percentage of SSSHT’s net operating income for such calendar quarter from assets acquired during such calendar quarter as if such assets had been owned as of the first day of such quarter, plus (j) non-recurring costs and expenses incurred as a result of the COVID-19 pandemic.

“LIBOR Rate” means for any Interest Period, the average rate (rounded upwards to the nearest 1/16th) as shown by Reuters at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the

83955353v.3

amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations.  If Reuters no longer reports such rate or Lender determines in good faith that the rate so reported no longer accurately reflects the rate available to Lender in the London Interbank Market, Lender may select a replacement index.  If the rate as determined above shall be less than 0.25% for any Interest Period, the LIBOR Rate shall be deemed to be 0.25% for purposes of the Note and all of the Loan Documents for such period.

“MBK Maturity Date” means April 30, 2022.

“Permitted Encumbrances” means:

(a)	Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 3.10;
(b)	pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(c)

deposits to secure the performance of bids, trade contracts, purchase, construction or sales contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(d)	matters described in the owner’s title insurance policy obtained in connection with the acquisition of the applicable Funded Property; and
(e)	landlords’ liens for rent not yet due and payable;

provided that the term “Permitted Encumbrances” shall not include (x) any Lien securing Indebtedness (other than the Loan) or (y) any Lien other than Liens in favor of Lender (whether in its capacity as “Lender” or depository bank) with respect to the Reserve Account or any items, cash or funds held therein.

“Portland Maturity Date” means April 30, 2022.

“Security Documents” means the Equity Interest Pledge Agreement, the Pledge Agreement (SSSST Distributions), the Pledge Agreement (SS Management), the Equity Proceeds Pledge Agreement, the Blocked Account Agreement, the Reserve Account Pledge Agreement, the Reserve Account DARCA, the Entity Consents, the Financing Statements, and all other instruments, agreements and written obligations executed and delivered by any of the Credit Parties in connection with the transactions contemplated hereby pursuant to which Lender is granted a security interest in or lien on property as security for any or all of the Obligations, whether now or hereafter existing, as such documents may be amended, supplemented, modified or restated from time to time.

(d)Section 2.07(a) of the Original Agreement is hereby amended by adding the following clause (v) thereto in its entirety:

(v)

Required Payments.  If the aggregate outstanding principal balance of the Loans is greater than $20,000,000 as of October 31, 2021, the Borrower shall make a principal payment on the Loans in the amount of $50,000 on such date and on the first (1st) day of each calendar month thereafter until such time as the aggregate outstanding principal balance of the Loans equals

83955353v.3

$20,000,000. Principal payments made pursuant to this clause (v) shall be applied first to the MBK Loan until repaid in full and thereafter to the Portland Loan.

(e)Section 2.09 of the Original Credit Agreement is hereby amended by adding the following clauses (h) and (i) thereto in their entirety:

(h)

On the Fifth Amendment Date, Borrower shall pay to the Lender (i) a structuring fee equal to 0.25% of the outstanding principal balance of the Loans as of the Fifth Amendment Date (the “Fifth Amendment Structuring Fee”) and (ii) a modification fee equal to 0.25% of the outstanding principal balance of the Loans as of the Fifth Amendment Date (the “Fifth Amendment Modification Fee”).

(i)

Borrower agrees to pay to Lender in installments on a monthly basis a ticking fee (the “Ticking Fee”), which shall accrue during the period from and including May 13, 2021 to, but excluding, the date on which the aggregate outstanding principal amount of the Loans has been reduced to $20,000,000, equal to 0.05% per annum of the average daily amount by which the aggregate principal amount of the Loans exceeds $20,000,000.  The Ticking Fee accrued through and including the last day of each month shall be payable on the first (1st) day of each month and on the date on which the aggregate principal amount of the Loans is reduced to $20,000,000.  The Ticking Fee shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(f)Section 5.01 of the Original Credit Agreement is hereby amended by adding the following clause (k) thereto in its entirety:

(k)Monthly Compliance Certificates.  On or before the date that is fifteen (15) Business Days after the last day of each calendar month, a compliance certificate substantially in the form of Exhibit A-4 attached hereto (“Monthly Compliance Certificate”).

(g)Section 5.02(b) of the Original Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b)SSSHT.  SSSHT shall at all times have and maintain, on a consolidated basis in accordance with GAAP or other accounting principles consistently applied and reasonably acceptable to Lender, tested as of the close of each fiscal quarter (i) commencing on September 30, 2020, Net Worth (SSSHT) of at least the sum of (A) eighty-five percent (85%) of the Fourth Amendment Date Net Worth plus (B) eighty-five percent (85%) of Equity Issuance Net Proceeds received following the Fourth Amendment Date at all times thereafter; (ii) a Leverage Ratio of not greater than seventy-five percent (75%), and (iii) a Fixed Charge Coverage Ratio of not less than 0.90 to 1.00.  Notwithstanding anything set forth herein or in the Original Credit Agreement to the contrary, (x) SSSHT’s compliance with the financial covenants set forth in this clause (b) are hereby waived for the test period ending on December 31, 2019 and (y) SSSHT’s compliance with the Fixed Charge Coverage Ratio set forth in clause (b)(iii) is hereby waived for the test period ended on September 30, 2020.

(h)The following Section 5.15 is hereby added to the Original Credit Agreement in its entirety:

83955353v.3

SECTION 5.15  Debt Service Account.

(a)SSSHTOP shall maintain the Interest Reserve Account at all times subject to the Reserve Account DARCA.

(b)If any Monthly Compliance Certificate reflects a balance in the Reserve Account equal to or less than the Reserve Account Minimum Balance, Borrower shall, within ten (10) Business Days after the required delivery date for such Monthly Compliance Certificate, deposit funds into the Reserve Account in an amount required to increase the balance of the Reserve Account to six (6) times the Reserve Amount shown on such Monthly Compliance Certificate.  Funds held in the Reserve Account may be disbursed solely for application to the Obligations as and when permitted by the Reserve Account Pledge Agreement.

(i)Section 7.01(a) of the Original Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a)Equity Interests; Reserve Account.

(i)Except for the Liens described in Section 3.17(b) which exist on the Effective Date, Borrower will not (and will not permit any Credit Party to) create, incur, assume or permit to exist any Lien on (i) any Pledged Equity Interests (including any rights to receive distributions) constituting Collateral; (ii) the Pledged Distributions and (iii) the SSSHTOP Blocked Account, in each case, other than Liens in favor of Lender (including pursuant to the SAM III Loan Documents.

(ii)Except for Liens in favor of Lender (whether in its capacity as “Lender” or depository bank), Borrower will not (and will not permit any Credit Party to) create, incur, assume or permit to exist any Lien with respect to the Reserve Account or any items, cash or funds held therein.

(j)Exhibit A-3 attached to the Original Credit Agreement is hereby replaced in its entirety with Exhibit A-3 attached hereto.

(k)Exhibit A-4 attached hereto is hereby added to the Original Credit Agreement as Exhibit A-4.

2.Conditions Precedent.  The effectiveness of this Amendment is subject to satisfaction of the following conditions precedent, as determined by Lender in its reasonable discretion:

(a)Lender (or its counsel) shall have received from each Credit Party a counterpart of this Amendment and all other Loan Documents to which it is party signed on behalf of such party in connection with this Amendment.

(b)Lender shall have received all fees and other amounts due and payable on or prior to the Fifth Amendment Date, including, the Fifth Amendment Structuring Fee and Fifth Amendment Modification Fee and, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by Borrower hereunder.

(c)Borrower shall have made a $1,000,000 payment on the Obligations, which shall be applied to the Obligations as determined by Lender.

83955353v.3

(d)Borrower shall have (i) deposited (or simultaneously with the closing of this Amendment, shall deposit) an amount equal to $935,352 (such amount, the “Reserve Account Initial Balance”) into the Reserve Account and (ii) delivered a fully executed Reserve Account Pledge Agreement, Reserve Account DARCA and Uniform Commercial Code Financing Statement with respect thereto in form and substance acceptable to Lender.

(e)The Collateral (including, for the avoidance of doubt, the Reserve Account) shall not be subject to any Liens other than Permitted Liens.

(f)Immediately after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.

(g)No Material Adverse Effect shall have occurred since December 31, 2019.

(h)The representations and warranties of the Credit Parties and Entities as set forth in the Credit Agreement and each Loan Document shall be true and correct in all material respects as of the Fifth Amendment Date.

3.Representations and Warranties.

(a)The representations and warranties set forth in the Original Agreement are true and correct as of the Fifth Amendment Date, except to the extent any such representation or warranty relates to an earlier date, in which case, such representation or warranty is true and correct as of such earlier date.

(b)This Amendment (i) has been duly authorized, executed and delivered by Borrower and (ii) constitutes the legal, valid and binding obligation of Borrower enforceable in accordance with the terms hereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally, and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(c)Each Borrower (other than Individual Borrower) is a duly organized and validly existing entity in good standing under the laws of the state of its organization or formation, has all requisite power and authority to conduct its business and to own its property as now conducted or owned, and is qualified to do business in all jurisdictions where the nature and extent of its business is such that such qualification is required by law.

4.Severability.  Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5.Paragraph Headings.  The paragraph headings used in this Amendment are for convenience of reference only and are not to affect the construction, or be taken into consideration in interpreting, this Amendment.

83955353v.3

6.Governing Law; Venue.  The construction, interpretation, validity, enforceability and effect of all provisions of this Amendment including, but not limited to, the payment of the Obligations and the legality of the interest rate and other charges shall be construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts (without regard to conflicts of laws).  Borrower agrees to submit to non-exclusive personal jurisdiction in the Commonwealth of Massachusetts in any action or proceeding arising out of this Amendment and, in furtherance of such agreement, Borrower hereby agrees and consents that, without limiting other methods of obtaining jurisdiction, personal jurisdiction over Borrower in any such action or proceeding may be obtained within or without the jurisdiction of any court located in the Commonwealth of Massachusetts, and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon Borrower by registered or certified mail to or by personal service at the last known address of Borrower, whether such address be within or without the jurisdiction of any such court.

7.WAIVER OF JURY TRIAL.  BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AMENDMENT OR ANY OTHER LOAN DOCUMENTS (AS DEFINED EITHER IN THE CREDIT AGREEMENT) CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE LENDER TO ACCEPT THIS AMENDMENT.

8.Multiple Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original.  Each of the counterparts shall constitute but one in the same instrument and shall be binding upon each of the parties individually as fully and completely as if all had signed but one instrument.

9.References in Loan Documents.  All references in any of the Loan Documents to the “Credit Agreement”, or to the “Loan Documents” shall, from and after the Fifth Amendment Date be deemed to mean and refer to the Original Agreement as amended and affected by this Amendment.  This Amendment shall be deemed to be a “Loan Document” for the purposes of the Credit Agreement and the other Loan Documents.

10.Ratification by Credit Parties.  Borrower hereby ratifies, affirms and confirms the Loan Documents (as modified by this Amendment), and acknowledges and agrees that the Loan Documents (as modified by this Amendment) remain in full force and effect and are enforceable against Borrower and against the Collateral described therein in accordance with their respective terms.  Borrower hereby further acknowledges and agrees that, as of the Fifth Amendment Date, the Loan Documents, as amended by this Amendment, are not subject to any defenses, rights of setoff, claims or counterclaims that might limit the enforceability thereof, the obligations created and evidenced thereby or the terms and provisions thereof

11.No Waiver.  This Amendment is only a modification of the Original Agreement and is not intended to, and shall not be construed to, effect a novation of the Original Agreement, or to constitute a modification of, or a course of dealing at variance with, the Original Agreement (each

83955353v.3

as amended by this Amendment), such as to require further notice by Lender to require strict compliance with the terms of the Original Agreement in the future.

12.Release; Set-off.  Borrower hereby unconditionally releases and forever discharges Lender and its officers, directors, shareholders, employees, and attorneys from any and all claims, demands, causes of action, expenses, losses and other damages of whatever kind, whether known or unknown, liquidated or unliquidated, at law or in equity, that exists as of the Fifth Amendment Date in connection with the Credit Agreement, the Loan Documents, and any other documents relating thereto

13.Miscellaneous.

(a)All costs and expenses of Lender, including, without limitation, appraisal fees and reasonable attorney’s fees of counsel to Lender relating to the negotiation, preparation, execution and delivery of this Amendment and all instruments, agreements and documents contemplated hereby shall be the responsibility of Borrower.

(b)This Amendment may be executed in any number of counterparts, all of which when taken together shall constitute one agreement binding on the parties hereto, notwithstanding that all parties are not signatories to the same counterpart.

(c)Delivery of an executed signature page of this Amendment by facsimile transmission or by means of electronic mail (in so-called “pdf’, “TIF” or any similar format) shall be effective as an in-hand delivery of an original executed counterpart hereof.

[SIGNATURE PAGES FOLLOW]

83955353v.3

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:

SSSHT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

by:	Strategic Student & Senior Housing Trust, Inc. a Maryland corporation, its general partner

By: /s/ H. Michael Schwartz

H. Michael Schwartz, Chief Executive Officer

/s/ H. Michael Schwartz

H. Michael Schwartz

NOBLE PPS, LLC

By: /s/ H. Michael Schwartz

H. Michael Schwartz, Manager

SMARTSTOP ASSET MANAGEMENT, LLC

By: /s/ H. Michael Schwartz

H. Michael Schwartz, Manager

LENDER:

KEYBANK NATIONAL ASSOCIATION

By:/s/ Christopher T. Neil

Christopher T. Neil, Senior Banker